Exhibit 15.3
November 30, 2010
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Sify Technologies Limited and, under the date of November 30, 2010, we reported on the consolidated financial statements of Sify Technologies Limited as of and for the years ended March 31, 2010 and 2009 and the effectiveness of internal control over financial reporting as of March 31, 2010. On October 27, 2010, we declined to stand for re-election as its principal accountant for the year ending March 31, 2011 and that the auditor-client relationship with KPMG will cease upon completion of the audit of Sify Technologies Limited’s consolidated financial statements as of and for the years ended March 31, 2010 and 2009 and the effectiveness of internal control over financial reporting as of March 31, 2010 and the issuance of our reports thereon. On November 30, 2010, we completed our audit and the auditor-client relationship ceased. We have read Sify Technologies Limited’s statements included under Item 16(F) (a) of its Form 20-F dated November 30, 2010 and we agree with such statements.
Very truly yours,

/s/ KPMG KPMG